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                                                                Exhibit 1

                              TERMINATION AGREEMENT


         This Termination Agreement, dated as of the 19th day of May, 1998, ("Agreement"), by and between American Greetings Corporation, an Ohio corporation ("AG") and Artistic Greetings Incorporated, a Delaware corporation ("AGI").

         WHEREAS, AG and AGI are parties to that certain Stock Purchase Agreement dated May 15, 1990 ("Stock Purchase Agreement"); and

         WHEREAS, in connection with the execution of the Stock Purchase Agreement, the parties executed the following agreements: a Standstill Agreement dated May 15, 1990, superseded by a Standstill Agreement dated as of June 1, 1992 ("Standstill Agreement"); a Supplemental Agreement, supplementing the Standstill Agreement, effective of even date therewith ("Supplemental Agreement"); a Direct Mail Agreement dated as of June 1,1992 ("Direct Mail Agreement"); a vendor Agreement, contemplated by the Direct Mail Agreement, dated of even date therewith ("Vendor Agreement"); and two Trademark License Agreements dated May 15, 1990 and January 31, 1991, respectively ("License Agreements") (all of the foregoing are collectively hereafter referred to as the "Agreements");

         NOW, THEREFORE, in consideration of the premises and the mutual and dependent promises hereinafter contained and subject to the conditions contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.       AGREEMENTS.

         1.1 TERMINATION OF THE AGREEMENTS. Upon the date of the effectiveness of the merger (the "Termination Date") pursuant to the Agreement and Plan of Merger by and among MDC Communications Corporation, AGI Acquisition Co. and AGI, dated as of December 21, 1997 (the "Merger Agreement") the Standstill Agreement, the Supplemental Agreement, the Direct Mail Agreement, the Vendor Agreement and the License Agreements shall terminate and be of no further force and effect and neither of the parties shall have any further rights or obligations with respect thereto as of the Termination Date; provided, however, that, for a period of two
                  (2) years from the Termination Date, Artistic Direct Incorporated ("ADI") shall be entitled to use designs previously obtained from AG in connection with the distribution and sale of greeting cards pursuant to the License Agreements.

         1.2 RELEASE OF OBLIGATIONS UNDER THE AGREEMENTS. Upon the Termination Date, each party, with the intention of binding itself and its successors, assigns, agents, officers, directors and employees ("Releasor") expressly and fully releases, acquits and forever discharges the other and its respective successors, assigns, agents, officers, directors and employees ("Releasee") from and against any and all claims, demands, actions, judgments, executions and causes of action of whatsoever nature, whether known or unknown, that Releasor ever had or now has or ever will have against Releasee, connected with or arising out of, directly


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                  or indirectly, the Standstill Agreement, the Supplemental
                  Agreement, the Direct Mail Agreement, Vendor Agreement and License Agreements; provided, however, that for a period of two (2) years from the date of the Merger, ADI shall be entitled to use designs previously obtained from AG pursuant to the License Agreements in connection with the distribution and sale of greeting cards.

2.       REPRESENTATIONS AND WARRANTIES.

         2.1 AGI. AGI represents and warrants as follows: the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of AGI, and all corporate actions of AGI required to authorize such execution, delivery and performance and such transactions, other than obtaining shareholder approval, have been taken. This Agreement has been duly and validly executed and delivered by AGI and constitutes the valid and binding obligation of AGI, enforceable against AGI according to its terms. No consent, authorization, or approval of any third party, other than as set forth in the preceding sentence, is required in connection with the execution, delivery and performance of this Agreement by AGI.

         2.2 AG. AG represents and warrants as follows: the execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors of AG, and all corporate actions of AG required to authorize such execution, delivery and performance and such transactions, other than obtaining shareholder approval, have been taken. This Agreement has been duly and validly executed and delivered by AG and constitutes the valid and binding obligation of AG, enforceable against AG according to its terms. No consent, authorization, or approval of any third party, other than as set forth in the preceding sentence, is required in connection with the execution, delivery and performance of this Agreement by AG.

3.0      MISCELLANEOUS.

          3.1 AMENDMENTS. No amendment to this Agreement shall be effective unless in writing and signed by the parties.

          3.2 ASSIGNMENT. Neither party shall assign this Agreement, in whole or in part, without the prior written consent of the other.

          3.3 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior oral or written agreements.

          3.4 GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the internal substantive laws of the State of New York.

          3.5 DISPUTE RESOLUTION. The parties will attempt to settle all disputes amicably within

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                  30 days of receipt of written notice of a dispute through
                  non-binding mediation. However, if they are unsuccessful, any dispute arising out of or relating to this Agreement shall be settled by binding arbitration in Cleveland under Ohio law if AGI demands arbitration and in Elmira under New York law if AG demands arbitration. Such arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this agreement as of the date set forth above.


                                    ARTISTIC GREETINGS INCORPORATED


                                    By: /s/ Thomas C. Wyckoff
                                       ---------------------------------------

                                    Title: Chief Operating Officer
                                          ------------------------------------


                                    AMERICAN GREETINGS CORPORATION


                                    By: /s/ Edward Fruchtenbaum
                                       ---------------------------------------

                                    Title: President
                                          ------------------------------------